The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-122909
Subject to Completion, dated August 1, 2005
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 14, 2005)
6,000,000 Shares
Common Stock

We are offering 6,000,000 shares of our common stock, par value $.001 per share.
Our common stock is traded on The Nasdaq National Market under the symbol “ARIA.” On July 28, 2005, the last reported sale price of our common stock was $7.48 per share.
Investing in our common stock involves risks. “Risk Factors” begin on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus.

Per
	Share	Total

Public offering price	$	$
Underwriting discount and commission	$	$
Proceeds to ARIAD Pharmaceuticals, Inc. (before expenses)	$	$
We have granted the underwriters a 30-day option to purchase up to an additional 900,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 6,000,000 shares of common stock in this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about                     , 2005.

Lehman Brothers

Lazard Capital Markets	SG Cowen & Co.
                    , 2005

ABOUT THIS PROSPECTUS SUPPLEMENT
      This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides more general information. To the extent that information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference.”
      You should rely only on the information in this prospectus supplement, the accompanying prospectus and the documents we incorporated by reference. Neither we nor the underwriters have authorized anyone to provide you with different information. The information in these documents is accurate only as of their respective dates, regardless of the time of delivery of any document or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since the date on any document. We are making offers to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus supplement and the accompanying prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.
      References in the prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “we,” “our,” “us” and “the company” refer to ARIAD Pharmaceuticals, Inc. and its subsidiaries, unless the context requires otherwise.

SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully including the “Risk Factors” section on page S-5 of this prospectus supplement and beginning on page 4 of the accompanying prospectus and our consolidated financial statements and the related notes and the other documents incorporated by reference.
ARIAD Pharmaceuticals, Inc.
      We are engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. Breakthrough medicines are products, created de novo, that may be used to treat diseases in innovative ways. Our initial disease focus is cancer, and we are developing a comprehensive approach that addresses the greatest medical need — novel therapies for aggressive and advanced-stage disease for which current treatments are inadequate. In oncology, our goal is to create a series of novel small-molecule product candidates that provide targeted and highly potent anti-cancer activity to treat both solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.
Our Product Candidates
      Human cells — both healthy and malignant — share an elaborate system of molecular pathways that carry signals back and forth from the cell surface to the nucleus and within the cell. Such signaling is essential to cell functioning and viability. When disrupted or over-stimulated, such pathways may trigger diseases such as cancer. For example, growth and proliferation of cancer cells are dependent on signals from external growth factors, as well as signals indicating the availability of sufficient nutrients and blood supply. These signals are conveyed along well-defined pathways, several of which are regulated by a protein called the mammalian target of rapamycin (“mTOR”).
      Our lead cancer product candidate, AP23573, is a potent mTOR inhibitor that starves cancer cells and shrinks tumors by regulating the response of tumor cells to nutrients and growth factors and by controlling tumor blood supply and angiogenesis through effects on vascular endothelial growth factor in tumor and endothelial cells.
      AP23573 has been designated as a fast-track product by the U.S. Food and Drug Administration for the treatment of soft-tissue and bone sarcomas. We will pursue these indications as the initial registration path for AP23573. Sarcoma affects more than 99,000 patients in the United States alone.
      AP23573 is in multiple Phase 2 and 1b clinical trials as a single agent in patients with hematologic malignancies (i.e., leukemias and lymphomas) and solid tumors (i.e., sarcomas, endometrial cancer, prostate cancer and glioblastoma multiforme). Two multi-center Phase 1b studies with AP23573 in combination with other anti-cancer therapies, currently underway in Europe, are focusing primarily on patients with breast, ovarian, non-small-cell lung and prostate cancers, as well as certain sarcomas. We have also begun enrollment in a Phase 1b trial of an oral dosage form of AP23573.
      Early Phase 2 clinical data on AP23573 in sarcoma patients, who had generally failed alternative anti-cancer treatments and had progressive disease upon entering the trial, were presented at the 2005 annual meeting of the American Society of Clinical Oncology (“ASCO”). At the time of the analysis, 37% of patients (19/52) treated with AP23573 and evaluable for at least four months demonstrated sustained anti-tumor responses as defined by RECIST (Response Evaluation Criteria in Solid Tumors), including 3 patients with partial responses (confirmed tumor regression greater than 30%) and 16 patients with stable disease for at least four months. Five of these patients continue on trial with stable disease for at least six months. As a benchmark for evaluating these trial results, the European Organisation for Research and Treatment of Cancer (“EORTC”) Soft Tissue and Bone Sarcoma Group, based on their clinical trials data base, estimates the progression-free survival rate at six months for sarcoma patients who received inactive chemotherapies to be 8%.
      The Phase 2 sarcoma trial results presented at ASCO included patient analysis at one major center showing 72% of patients (23/32) who entered the trial with tumor-related symptoms (e.g., pain, shortness of breath and cough) demonstrated clinically beneficial symptomatic relief early during AP23573 treatment.
      In the malignant cells of many patients with the cancers we are studying in the AP23573 clinical trials, signaling along the mTOR pathway may be abnormal due to genetic mutations and/or alterations in the activity of key proteins upstream and downstream of mTOR itself. We believe these patients may be even more responsive to mTOR blockage. Our scientists and other investigators are leading the identification and development of biomarker assays to identify patients with tumors that harbor such alterations in the mTOR pathway, since these patients may be more likely to benefit from treatment with AP23573. In addition, our clinical development strategy includes extensive use of biomarkers and functional imaging technologies, such as positron emission tomography, to augment the assessment of the efficacy and safety of AP23573 in patients enrolled in our trials. Our use of pre-and post-treatment assays and assessment methods reflects a growing trend in the treatment of cancer and the development of such treatment options.
      As an mTOR inhibitor, AP23573 has also been shown to potently block the growth, proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and blockage of injured vessels. In January 2005, we entered into a partnership with Medinol Ltd., one of the leading cardiovascular medical device companies, to develop and commercialize stents and other medical devices to deliver AP23573 to prevent reblockage of injured vessels following stent-assisted angioplasty, a common non-surgical procedure for dilating or opening narrowed arteries. By 2008, the drug-eluting stent market is expected to increase to over $6 billion.
      Inhibition of the mTOR pathway may be useful for additional indications beyond oncology and drug-delivery stents. We are actively evaluating such indications as part of the broader clinical development plan for AP23573.
      Our oncology drug discovery pipeline includes a bone-targeted mTOR inhibitor program and an oncogenic kinase inhibitor program, both of which are in pre-clinical development.
      In our bone-targeted mTOR inhibitor program, we are developing a novel and potent follow-on product candidate analogous to AP23573 — modified using our proprietary chemistry — to localize mTOR inhibition and its subsequent therapeutic effects to bone. This may provide a new treatment approach for primary bone cancers, as well as cancers that have spread to bone. In our oncogenic kinase inhibitor program, we are developing potent inhibitors of enzymes involved in the growth, proliferation and spread of cancer. These programs are focused on biologically well-validated targets and are aimed at developing product candidates to address major unmet medical needs.
Our Technologies
      We have an exclusive license to pioneering technology and patents related to certain NF-kB treatment methods, and the discovery, development and use of drugs to regulate NF-kB cell-signaling activity, which may be useful in treating certain diseases. We permit broad use of our NF-kB intellectual property at no cost by investigators at academic and not-for-profit institutions to conduct non-commercial research. To date, we have entered into several research and development licenses for our NF-kB intellectual property.
      We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which provide versatile tools for applications in cell biology, functional genomics, proteomics and drug discovery research and are useful in regulated protein and cell therapy. We distribute our ARGENT technology at no cost to academic investigators in the form of our Regulation Kits. Over 900 academic investigators worldwide are using or have used this technology in diverse areas of research, and over 225 scientific papers describing their use have been published. To date, we have entered into several research and development licenses for use of our ARGENT technology.
      All of our product candidates and technology platforms are covered by our intellectual property portfolio. As of July 25, 2005, we had 96 patents and patent applications in the United States, with foreign counterparts, of which 30 are owned, co-owned or exclusively licensed by us and 66 are owned, co-owned or exclusively licensed by our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc. (“AGTI”). Approximately half of our United States patents have already issued.
      Our research and development relating to product candidates based on our ARGENT cell-signaling regulation technology and our lead small-molecule mTOR inhibitors, for use in cancer and in the development of drug-delivery stents and other medical devices, derived from the ARGENT programs are conducted on behalf of AGTI, which owns the intellectual property relating to these compounds and technology.
Our Corporate Strategy
      Our corporate strategy aims to balance independent product development and commercialization with near-term revenues from product partnering and technology licensing. With respect to the development and commercialization of our lead product candidates, our business goals are to: (1) develop our oncology product candidates independently as far as possible before partnering them; (2) establish the commercial infrastructure to market our cancer product candidates in the United States; (3) enter into partnerships with major pharmaceutical or biotechnology companies, after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them outside the United States; and (4) enter into up to an additional two worldwide partnerships with medical device companies to develop and commercialize our product candidate, AP23573, in drug-delivery stents and other medical devices to decrease reblockage of injured vessels following stent-assisted angioplasty.
      With respect to our core technologies and intellectual property, our goals are to license our NF-kB technology to pharmaceutical and biotechnology companies conducting research on the discovery of drugs that modulate NF-kB cell signaling and/or marketing such drugs, to permit broad use of our NF-kB and ARGENT technologies at no cost by investigators at academic and not-for-profit institutions to conduct non-commercial research, and to license our ARGENT technology to pharmaceutical and biotechnology companies to accelerate their drug discovery programs.
Additional Information
      We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234, and our telephone number is (617) 494-0400. We maintain an internet website at http://www.ariad.com. The information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to such reports are made available free of charge through the Investor Relations section of our website as soon as reasonably practicable after they have been filed or furnished with the SEC.
ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other service marks, trademarks and trade names appearing in this report are the property of their respective owners.

The Offering
      Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to an additional 900,000 shares of our common stock.

Common stock offered by us	6,000,000 shares

Common stock to be outstanding after this offering	58,979,670 shares

Use of proceeds	We intend to use the net proceeds of this offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions.

Nasdaq National Market symbol	ARIA
      The number of shares of our common stock to be outstanding after this offering is based on 52,979,670 shares of common stock outstanding as of July 28, 2005 and does not include:

•	5,938,469 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $4.93; and

•	2,204,826 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.

RISK FACTORS
      Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference, including our consolidated financial statements and the related notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.
Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering.
      We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate dilution in the book value per share of the common stock you purchase.
      Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $7.48 per share in this offering (based on the last reported sale price of our common stock on July 28, 2005), and a net tangible book value per share of our common stock of $0.68 as of June 30, 2005, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.17 per share in the net tangible book value of the common stock. See “Dilution” on page S-8 for a more detailed discussion of the dilution you will incur in this offering.
Additional Risks Related to Our Business, Industry and an Investment in our Common Stock
      For a discussion of additional risks associated with our business, our industry and an investment in our common stock, see the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus, as well as the disclosures contained in documents filed by us after the date of the accompanying prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference into, and deemed to be a part of, the accompanying prospectus.
      Any statement contained in this prospectus supplement or in the accompanying prospectus (collectively, “this prospectus”) or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
      Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors, including those set forth in the sections entitled “Risk Factors” on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus.
      In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference, including our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
USE OF PROCEEDS
      We estimate that our net proceeds from the sale of the 6,000,000 shares of common stock we are offering will be approximately $41.8 million, or approximately $48.1 million if the underwriters exercise their option to purchase additional shares in full, after deducting the estimated underwriting discount and estimated offering expenses we expect to pay and assuming a public offering price of $7.48 per share (based on the last reported sale price of our common stock on July 28, 2005).
      We intend to use the net proceeds of this offering for our operations, including, but not limited to, research and development, clinical trials, product manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, capital expenditures and possible acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.
DIVIDEND POLICY
      We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our term loan place restrictions on our ability to pay dividends on our common stock.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2005 on an actual basis, and on an adjusted basis to give effect to the sale of 6,000,000 shares of common stock in this offering based on an assumed public offering price of $7.48 per share (based on the last reported sale price of our common stock on July 28, 2005), after deducting the estimated underwriting discount and the estimated offering expenses. This table should be read in conjunction with the consolidated financial statements and related information incorporated by reference.

	At June 30, 2005

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$11,986	$53,749

Marketable securities	$38,183	$38,183

Current portion of long-term debt	$1,920	$1,920

Long-term debt, less current portion	6,695	6,695

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 145,000,000 shares authorized, 52,938,768 shares issued and outstanding before the offering, shares issued and outstanding after the offering	53	59
Additional paid-in capital	260,221	301,978
Deferred compensation	(298)	(298)
Accumulated other comprehensive income (loss)	(75)	(75)
Accumulated deficit	(218,046)	(218,046)

Total stockholders’ equity	41,855	83,618

Total capitalization	$50,470	$92,233

      The number of shares of our common stock to be outstanding after this offering is based on 52,938,768 shares of common stock outstanding as of June 30, 2005, and does not include:

•	5,973,138 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $4.93; and

•	2,211,094 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.

DILUTION
      The net tangible book value of our common stock on June 30, 2005 was $35.7 million, or $0.68 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets of $6.1 million, and dividing this amount by the number of shares of our common stock outstanding on June 30, 2005. After giving effect to the sale by us of 6,000,000 shares of common stock in this offering at the assumed public offering price of $7.48 per share (based on the last reported sale price of our common stock on July 28, 2005) and after deducting the estimated underwriting discount and the estimated offering expenses, our net tangible book value as of June 30, 2005 would have been $77.5 million, or $1.31 per share of our common stock. This represents an immediate increase in net tangible book value of $0.63 per share to our existing stockholders and an immediate decrease in the net tangible book value of $6.17 per share to new investors. Dilution in the net tangible book value per share represents the difference between the offering price per share and the net tangible book value per share of our common stock immediately after the offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$7.48
Net tangible book value per share as of June 30, 2005	$0.68
Increase per share attributable to new investors	$0.63
Adjusted net tangible book value per share after the offering		1.31

Dilution per share to new investors		$6.17
      The number of shares of our common stock to be outstanding after this offering is based on 52,938,768 shares of common stock outstanding as of June 30, 2005, and does not include:

•	5,973,138 shares of our common stock issuable upon exercise of stock options outstanding under our stock option plans as of that date, at a weighted average exercise price of $4.93; and

•	2,211,094 shares of our common stock available as of that date for future grant or issuance pursuant to our employee stock purchase and stock option plans.
To the extent options outstanding as of June 30, 2005 have been or may be exercised or other shares have been or are issued, there may be further dilution to new investors.

UNDERWRITING
      Lehman Brothers Inc., Lazard Capital Markets LLC and SG Cowen & Co., LLC are acting as representatives of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of common stock shown opposite its name below:

Number of
Underwriters	Shares

Lehman Brothers Inc.
Lazard Capital Markets LLC.
SG Cowen & Co., LLC.

Total	6,000,000

      The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.
Commissions and Expenses
      The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per Share
Total
      The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $           per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $           per share to other dealers. After the offering, the representatives may change the offering price and other selling terms.
      The expenses of the offering that are payable by us are estimated to be approximately $200,000 (exclusive of underwriting discounts and commissions).
Option to Purchase Additional Shares
      We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 900,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 6,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements
      We have agreed that, subject to specified exceptions, we will not, directly or indirectly, (1) offer, sell, pledge or otherwise dispose of, any shares of our common stock or any securities convertible into or exchangeable for any shares of our common stock or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock, (2) enter into any swap or other derivatives transaction that transfers all or a portion of the economic benefits or risks of ownership of shares of our common stock, or (3) file or cause to be filed a registration statement with respect to any shares of our common stock or securities convertible, exercisable or exchangeable into shares of our common stock or any other securities of us, in each case for a period of 90 days from the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc.
      Our officers and directors have agreed under lock-up agreements that they will not, directly or indirectly, (1) offer, sell, pledge or otherwise dispose of any shares of our common stock or securities convertible into or exchangeable for any shares of our common stock or (2) enter into any swap or other derivatives transaction that transfers all or a portion of the economic benefits or risks of ownership of shares of our common stock, in each case for a period of 90 days from the date of this prospectus supplement without the prior written consent of Lehman Brothers Inc.
      The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or announces material news or a material event; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;
in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.
Indemnification
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
      The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Passive Market Making
      In connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.
Electronic Distribution
      A prospectus supplement in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
      Other than the prospectus supplement in electronic format, information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Stamp Taxes
      If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships
      Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. In particular, Lehman Brothers Inc. and Lazard Capital Markets LLC have acted as underwriters for offerings of our common stock in the past, for which they received fees that we believe were customary for their services.
LEGAL MATTERS
      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus supplement. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,200 shares of our common stock and 89,285 shares of the common stock of AGTI. Morrison & Foerster LLP, New York, New York, will pass upon certain legal matters for the underwriters.
EXPERTS
      The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which is are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at Station Place, 100 F St., N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s website at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

PROSPECTUS
ARIAD Pharmaceuticals, Inc.
9,500,000 SHARES OF
COMMON STOCK

This prospectus will allow us to issue up to a total of 9,500,000 shares of our common stock from time to time at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.
Our common stock is listed on the Nasdaq National Market under the symbol “ARIA.” On March 9, 2005, the last reported sale price of our common stock was $5.66 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.
You should consider carefully the risks that we have described in “Risk Factors”
beginning on page 4 before deciding whether to invest in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2005.

i

PROSPECTUS SUMMARY
      The following is a summary of what we believe to be the most important aspects of our business and the offering of shares of our common stock under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our common stock involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.
About ARIAD Pharmaceuticals, Inc.
     Overview
      We are engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. Breakthrough medicines are products, created de novo, that may be used to treat diseases in innovative ways. Our initial disease focus is cancer, and we are developing a comprehensive approach that addresses the greatest medical need — novel therapies for aggressive and advanced-stage disease for which current treatments are inadequate. In oncology, our goal is to create a series of novel small-molecule product candidates that provide targeted and highly potent anti-cancer activity to treat both solid tumors and hematologic cancers, as well as the spread of primary tumors to distant sites.
     Our Product Candidates
      All of our product development programs are focused on developing small-molecule drugs that regulate cell-signaling. Human cells — both healthy and malignant — share an elaborate system of molecular pathways that carry signals back and forth from the cell surface to the nucleus and within the cell. Such signaling is essential to cell functioning and viability. When disrupted or over-stimulated, such pathways may trigger diseases such as cancer. For example, growth and proliferation of cancer cells are dependent on signals from external growth factors, as well as signals indicating the availability of sufficient nutrients and blood supply. These signals are conveyed along well-defined pathways, several of which are regulated by a protein called the mammalian target of rapamycin, or mTOR.
      AP23573, our lead cancer product candidate, is a potent mTOR inhibitor that starves cancer cells and shrinks tumors by regulating the response of tumor cells to nutrients and growth factors and by controlling tumor blood supply and angiogenesis through effects on vascular endothelial growth factor, or VEGF.
      Currently, AP23573 is in multiple Phase 2 and 1b clinical trials at cancer centers in patients with various hematologic malignancies (i.e., leukemias and lymphomas) and solid tumors (i.e., sarcomas and glioblastoma multiforme), whose disease is recurrent and/or refractory. In 2005, we expect to initiate additional Phase 2 multi-center studies of AP23573 in patients with other solid tumors, including endometrial and prostate cancer, as well as Phase 1b studies of AP23573 in combination with other anti-cancer therapies — both chemotherapies and targeted therapies. In addition, we plan to file an investigational new drug (IND) application for, and initiate clinical trials of, an oral dosage form of AP23573. Finally, based on the progress we expect to achieve in the clinical development of AP23573, we anticipate arriving at the initial definition of the registration path for AP23573 in patients with cancer by the end of 2005.
      In the malignant cells of many patients with the cancers we are studying in the AP23573 clinical trials, signaling along the mTOR pathway may be abnormal due to genetic mutations and/or alterations in the activity of key proteins upstream and downstream of mTOR itself. We believe these patients may be even more responsive to mTOR blockage. Our scientists and other investigators are leading the identification and development of biomarker assays to identify patients with tumors that harbor such alterations in the mTOR pathway, since these patients may be more likely to benefit from treatment with AP23573. In addition, our clinical development strategy includes extensive use of biomarkers and functional imaging technologies, such as positron emission tomography, to augment the assessment of the efficacy and safety of AP23573 in patients enrolled in our trials. Our use of pre-and post-treatment assays and assessment methods reflects a growing trend in the treatment of cancer and the development of such treatment options.

      As an mTOR inhibitor, AP23573 blocks the growth, proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and blockage of injured vessels. In January 2005, we entered into a partnership with Medinol Ltd., one of the leading cardiovascular medical device companies, to develop and commercialize stents and other medical devices to deliver AP23573 to prevent reblockage of injured vessels following stent-assisted angioplasty, a common non-surgical procedure for dilating or opening narrowed arteries. By 2008, the drug-eluting stent market is expected to increase to over $6 billion.
      Inhibition of the mTOR pathway may be useful for additional indications beyond oncology and drug-delivery stents, and we are actively evaluating such indications as part of the broader clinical development plan for AP23573.
      Our oncology drug discovery pipeline also includes a bone-targeted mTOR inhibitor program and an oncogenic kinase inhibitor program, both of which are in pre-clinical development.
      In our bone-targeted mTOR inhibitor program, we are developing a novel and potent follow-on product candidate analogous to AP23573 — modified using our proprietary chemistry — to localize mTOR inhibition and its subsequent therapeutic effects to bone. This may provide a new treatment approach for primary bone cancers, as well as cancers that have spread to bone.
      In our oncogenic kinase inhibitor program, we are developing potent inhibitors of enzymes involved in the growth, proliferation and spread of cancer. Our targets include (1) clinically relevant mutants of Abl, to block a signaling pathway that remains active in certain forms of leukemia that are resistant to Gleevectm treatment and (2) Src, to block signaling pathways that control the migration of cancer cells from the primary tumor to distant sites. These programs are focused on biologically well-validated targets and are aimed at developing product candidates to address major unmet medical needs.
     Our Technologies
      We have an exclusive license to pioneering technology and patents related to certain NF-kB treatment methods, and the discovery, development and use of drugs to regulate NF-kB cell-signaling activity, which may be useful in treating certain diseases.
      We have also developed a proprietary portfolio of cell-signaling regulation technologies, our ARGENT technology, to control intracellular processes with small molecules, which provide versatile tools for applications in cell biology, functional genomics, proteomics and drug discovery research and are useful in regulated protein and cell therapy.
      All of our product candidates and technology platforms are covered by our intellectual property portfolio. As of February 11, 2005 we have 97 patents and pending patent applications in the United States, of which 35 are owned, co-owned or exclusively licensed by us and 62 are owned, co-owned or exclusively licensed by our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI.
      Our research and development relating to product candidates based on our ARGENT cell-signaling regulation technology and our lead small-molecule mTOR inhibitors, for use in cancer and in the development of drug-delivery stents and other medical devices, derived from the ARGENT programs are conducted on behalf of AGTI, which owns the intellectual property relating to these compounds and technology.
     Our Corporate Strategy
      With respect to the development and commercialization of our lead product candidates, our business goals are to: (1) develop our oncology product candidates independently as far as possible before partnering them; (2) establish the commercial infrastructure to market our anti-cancer product candidates in the United States; (3) enter into partnerships with pharmaceutical or biotechnology companies after obtaining definitive clinical data, to assist in developing our cancer product candidates and commercializing them outside the United States; and (4) enter into up to an additional two worldwide partnerships with medical device companies to develop and commercialize our product candidate, AP23573, in drug-delivery stents and other medical devices to decrease reblockage of injured vessels following stent-assisted angioplasty.

      With respect to our core technologies and intellectual property, we permit broad use of our NF-kB intellectual property at no cost by investigators at academic and not-for-profit institutions to conduct non-commercial research. Our goal is to license our NF-kB technology to pharmaceutical and biotechnology companies conducting research on the discovery of drugs that modulate NF-kB cell signaling and/or marketing such drugs. We also distribute our ARGENT technology at no cost to academic investigators in the form of our Regulation Kits. Over 800 academic investigators worldwide are using or have used this technology in diverse areas of research, and over 225 scientific papers describing their use have been published. Our goal is to license our ARGENT technology to pharmaceutical and biotechnology companies to accelerate their drug discovery.
     Additional Information
      We were organized as a Delaware corporation in April 1991. Our principal executive offices are located at 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400, and our website address is http://www.ariad.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K which have been filed with the SEC are available to you free of charge through a hyperlink on our internet website. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. ARIAD and the ARIAD logo are our registered trademarks. ARGENT is our trademark. Other trademarks and trade names appearing in this prospectus are the property of their holders.
     Offerings Under This Prospectus
      Under this prospectus we may sell up to 9,500,000 shares of our common stock in one or more offerings. Each time we sell shares of our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering.

RISK FACTORS
      Investing in our common stock is very risky. Before making an investment decision, you should carefully consider the risks set forth below as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. You should be able to bear a complete loss of your investment.
Risks Relating to Our Business

We and our partners may never succeed in developing marketable products or generating product revenues.
      We are a biopharmaceutical company focused on the discovery and development of drugs to provide therapeutic intervention in treating human diseases at the cellular level. As with all science, we face much trial and error, and we may fail at numerous stages along the way, which would inhibit us from successfully developing, manufacturing and marketing our drug candidates. Although our lead product candidate, AP23573, is currently in Phase 2 clinical trials for certain cancers, we do not currently have any products on the market and have no product revenues. We are also dependent upon the success of our medical device partner(s) in developing, manufacturing and marketing stents or other medical devices to deliver AP23573 to reduce reblockage of injured arteries following stent-assisted angioplasty. We and our partners, including our partner(s) responsible for developing medical devices delivering AP23573, may not succeed in developing or commercializing any products which will generate product revenues for our company. Other than AP23573, we do not have any product candidates in clinical development, and we have not designated any clinical candidates from our existing preclinical programs. We do not expect to have any products on the market before 2007, and, ultimately, we and our partner(s) may not have any products on the market for several years, if at all. If our medical device partner is not successful and/or if we are not able to enter into agreements with additional medical device companies experienced in the development, manufacture, and marketing of medical devices to deliver AP23573, we will not be able to generate product revenues from the marketing of stents or other medical devices that deliver AP23573. If we are not successful in developing or marketing AP23573 or other product candidates, and if our medical device partner(s) are not successful in developing or marketing stents or other medical devices that deliver AP23573, we will not be profitable.

We have incurred significant losses to date and may never be profitable.
      We have incurred significant operating losses in each year since our formation in 1991 and have an accumulated deficit of $191.6 million from our operations through December 31, 2004. Losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of AP23573, our lead product candidate, and from general and administrative costs associated with our operations. It is likely that we will incur significant operating losses for the foreseeable future. We currently have no product revenues, limited license revenues and limited commitments for future licensing revenues, and may not be able to generate such revenues in the future. If our losses continue and we and our partner(s) are unable to successfully develop, commercialize, manufacture and market our product candidates and/or we are unable to enter into agreements and licenses of our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our partner(s) are able to commercialize products and we are able to enter into agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

We have limited experience in manufacturing of our product candidates, which raises uncertainty as to our ability to develop and commercialize our product candidates.
      We have limited experience in manufacturing any of our product candidates on a large scale. Our ability to conduct clinical trials and commercialize our product candidates will depend, in part, on our ability to manufacture our products on a large scale, either directly or through third parties, at a competitive cost and in accordance with current Good Manufacturing Practices (“cGMP”) and other regulatory requirements. We depend on third-party manufacturers or collaborative partners for the production of our product candidates for preclinical studies and clinical trials and intend to use third-party manufacturers to produce any products we may eventually commercialize. If we are not able to obtain contract manufacturing on commercially reasonable terms, obtain or develop the necessary materials and technologies for manufacturing, or obtain intellectual property rights necessary for manufacturing, we may not be able to conduct or complete clinical trials or commercialize our product candidates. There can be no assurance that we will be able to obtain such requisite terms, materials, technologies and intellectual property necessary to successfully manufacture our product candidates for clinical trials or commercialization.

We are dependent upon the ability of our medical device partner(s) to develop, manufacture, test and market stents or other medical devices to deliver AP23573.
      We have no experience in the development of medical devices and will not ourselves develop stents or other medical devices to deliver AP23573. Instead, we have granted one license, and may grant up to two additional licenses, under our rights to AP23573 to medical device companies for their use in developing and commercializing such medical devices to reduce blockage of injured vessels following stent-assisted angioplasty.
      While we expect to supply AP23573 to our medical device partner(s), we will be otherwise dependent upon them to develop and commercialize stents or other medical devices to deliver AP23573. Such medical device partner(s) will have various degrees of scientific, technical, medical and regulatory experience and resources to, directly or through third parties, develop, manufacture, test or market stents or other medical devices to deliver AP23573. Their ability to conduct clinical trials and commercialize such medical devices will be dependent on the safety profile of AP23573 and our ability to manufacture and supply AP23573, either directly or through third parties, at a competitive cost and in accordance with cGMP and other regulatory requirements. We depend upon third-party manufacturers or collaborative partners for the production of AP23573 for clinical trials and intend to use third-party manufacturers to produce AP23573 on commercial scale. Our reliance on third-party manufacturers and their potential inability to meet our supply commitments to one or more of our medical device licensees could adversely impact the ability of our medical device partner(s) to commercialize stents or other medical devices to deliver AP23573.
      We anticipate that our medical device partner(s) will seek to develop and commercialize stents or other medical devices to deliver AP23573 that do not infringe third-party patents. However, there can be no assurance that the devices delivering AP23573 marketed by our medical device partner(s) will not be subject to third-party claims. Furthermore, the patents issued to us or our medical device partner(s) covering AP23573 and/or medical devices, including stents, may be subject to challenge and may be subsequently narrowed, invalidated or circumvented. Either such event would adversely impact the ability of one or more of our medical device partner(s) to market their stents or other medical devices to deliver AP23573.
      Our existing license agreement with our medical device partner allows either party to terminate under certain circumstances, including such partner’s reasonable business judgment that development of a medical device to deliver AP23573 is not feasible. Accordingly, our medical device partner may be unable to develop a medical device to deliver AP23573 and we may also not be able to enter into any additional licensing agreements with any medical device company to develop such devices on terms which are acceptable to us, or at all. Our inability to enter into such transactions, or the inability of one or more of our medical device partner(s) to develop or commercialize stents or other medical devices to deliver AP23573 for any reason, will adversely impact our ability to generate revenues from any licenses of AP23573.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.
      Our performance as a specialized scientific business is substantially dependent on our key officers and members of our scientific staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, marketing, business development and intellectual property protection and licensing. We also are dependent upon a few of our scientific advisors to assist in formulating our research and development strategy. While we have entered into employment agreements with all of our executive officers, these officers may not remain with us. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

Insufficient funding may jeopardize our research and development programs and may prevent commercialization of our products and technologies.
      We have funded our operations to date through sales of equity securities, debt and operating revenue. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses. We currently do not have any committed funding from any pharmaceutical company to advance any of our product development programs. Although we believe that our current available funds will be adequate to satisfy our capital and operating requirements into the fourth quarter of 2006, we will require substantial additional funding for our research and development programs (including pre-clinical development and clinical trials), for operating expenses (including intellectual property protection and enforcement), for the pursuit of regulatory approvals and for establishing manufacturing, marketing and sales capabilities. We received net proceeds of $40 million from the sale of 5,060,000 shares of our common stock during fiscal 2004. In addition to the shares of common stock we may sell under this prospectus, we have an additional effective shelf registration statement on file with the SEC under which we can sell up to 1,940,000 shares of our common stock. We may sell part or all of these shares at our discretion, subject to certain limitations under federal securities laws and the rules of the Nasdaq National Market. While we intend to seek additional funding from product-based collaborations, technology licensing, and public or private financings, such additional funding may not be available on terms acceptable to us, or at all. Accordingly, we may not be able to secure the significant funding which is required to maintain and continue each of our research and development programs at their current levels or at levels that may be required in the future. If we cannot secure adequate financing, we may be required to delay, scale back, eliminate or terminate clinical trials and/or seeking marketing approval for AP23573 for one or more indications, to delay, scale back or eliminate one or more of our research and development programs, or to enter into license or other arrangements with third parties to purchase, commercialize or otherwise obtain rights in products or technologies that we would otherwise seek to develop ourselves.

We will continue to expend significant resources on the enforcement and licensing of our NF-kB patent portfolio and may be unable to generate material revenues from these efforts, if we are unable to enforce against, or license our NF-kB patents to, pharmaceutical and biotechnology companies.
      We are the exclusive licensee of a family of patents, three in the U.S. and one in Europe, including a pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity, or the NF-kB ‘516 Patent, awarded to a team of inventors from The Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology and Harvard University. We have initiated a licensing program to generate revenues from the discovery, development, manufacture and sale of products covered by our NF-kB patent portfolio. These patents may be challenged and subsequently narrowed, invalidated, or circumvented, any of which could materially impact our ability to generate licensing revenues from them.
      On June 25, 2002, we, together with these academic institutions, filed a lawsuit in the United States District Court for the District of Massachusetts, or the U.S. District Court, against Eli Lilly and Company, or Lilly, alleging infringement upon issuance of certain claims of the NF-kB ‘516 Patent, or the NF-kB ‘516 Claims, through sales of Lilly’s osteoporosis drug, Evista®, and its septic shock drug, Xigris®, or the Lilly litigation. As exclusive licensee of this patent, we are obligated for the costs expended for its enforcement in the Lilly litigation and otherwise. A trial date has not been set by the U.S. District Court in this case. Therefore, we will continue to expend, significant capital and management resources pursuing the Lilly litigation for an indeterminate period, and the outcome is uncertain. Several cases have been decided by the U.S. Court of Appeals and the Supreme Court addressing issues pertinent to the Lilly litigation since its inception. If the NF-kB ‘516 Claims are invalidated or found not to be infringed in the Lilly litigation, we will not realize any revenues on sales of Evista or Xigris, and could be liable under certain limited circumstances for Lilly’s litigation costs and potentially attorneys’ fees. Invalidation of the NF-kB ‘516 Claims would have a significant adverse impact on our ability to generate revenues from our NF-kB licensing program. Moreover, significant expenditures to enforce these patent rights without generating revenues or accessing additional capital could adversely impact our ability to further our clinical programs and our research and development programs at the current levels or at levels that may be required in the future.

Because we do not own all of the outstanding stock of our subsidiary, ARIAD Gene Therapeutics, Inc., or AGTI, we may not realize all of the potential future economic benefit from products developed based on technology licensed to or owned by our subsidiary.
      Our majority-owned subsidiary, AGTI, holds licenses from Harvard University, Stanford University and other universities relating to our ARGENT cell-signaling regulation technology, and owns the intellectual property on our mTOR inhibitors derived from our ARGENT programs — including AP23573, which is in Phase 2 clinical trials for use in cancer and in development for use in drug-delivery stents and other medical devices, and our bone-targeted mTOR inhibitor program. The two directors of AGTI are also members of the Board of Directors of the Company.
      Minority stockholders of AGTI, including Harvard University, Stanford University, several of our scientific advisors, and several current and former members of our management and Board of Directors, own 20% of the issued and outstanding common stock of AGTI. We own the remaining 80% of the issued and outstanding common stock of AGTI.
      We do not currently have a license agreement with AGTI that provides us with rights to commercialize product candidates, based on our ARGENT cell-signaling regulation technology or mTOR inhibitors derived from our ARGENT programs, solely for our own benefit, as opposed to for the benefit of AGTI. If we determine it to be in the best interests of our stockholders to commercialize these product candidates solely for our own benefit, we may negotiate with AGTI to obtain a license on terms to be determined granting us the sole rights to commercialize such product candidates. If we enter into such a license, the future economic benefit to our stockholders from our commercialization of such products, if any, will be diminished by any royalties or other payments paid under a future agreement with AGTI. If we do not enter into such a license, then the future economic benefit to our stockholders from our commercialization of such products on behalf of AGTI would be in the form of a dividend or other payments received in respect of our 80% interest in AGTI.
      Alternatively, if we determine it to be in the best interests of our stockholders, we may seek to acquire some or all of the interests of the minority stockholders in AGTI for cash, shares of our common stock or other securities in a merger, exchange offer or other transaction. If we acquire all of the interests of the minority stockholders in AGTI, then our stockholders will receive all of the future economic benefit from our commercialization of such products on our own behalf. If we acquire these minority interests, we anticipate that this transaction will result in dilution to our stockholders and will require our incurrence of significant transaction costs, which are currently unknown. On January 13, 2004, we acquired an additional 351,909 shares of AGTI common stock, representing approximately 6% of AGTI’s outstanding common stock, for a total purchase price of approximately $8.8 million, effected through the reduction of intercompany debt, subject to adjustment in certain circumstances, in order to maintain our 80% interest in AGTI. While such valuation was based on a good-faith determination made by the independent members of our Board of Directors as of that date, the economic value of the minority stockholders’ interests is difficult to quantify in the absence of a public market. If we acquire all of the interests of the minority stockholders in AGTI, a variety of valuation methodologies may be employed to determine the value per share of AGTI common stock. Factors impacting this valuation would include the progress, likelihood and cost of development and commercialization of product candidates, potential future income streams therefrom, availability of funding and other factors. If we acquire the minority interests for consideration valued in excess of the value implicitly attributed to such AGTI shares by the market, this could result in a decline in our stock price. If we choose to acquire some or all of these minority interests through a merger in which we do not solicit the consent of the minority stockholders of AGTI, we could become subject to litigation or an appraisal procedure, which would result in additional expense and diversion of management resources.

      There can be no assurance that we will, at any time, enter into a license with AGTI or acquire some or all of the interests of the minority stockholders in AGTI. If we pursue either of these alternatives, there can be no assurance as to the timing of any such transaction, the form of such transaction, the particular transaction terms such as the form or amount of consideration offered or provided by us, or the consequences of any such proposed or completed transaction to us or the AGTI minority stockholders.

Because members of our management team and/or Board of Directors beneficially own a material percentage of the capital stock of our subsidiary, AGTI, and we have agreements with AGTI, there are conflicts of interest present in dealings between ARIAD and AGTI.
      Four members of our management team and/or Board of Directors own approximately 5.6% of the outstanding capital stock of AGTI. Harvey J. Berger, M.D., our Chairman, and Chief Executive Officer, owns 3.2%, David L. Berstein, Esq., our Senior Vice President and Chief Patent Counsel, owns 0.2%, John D. Iuliucci, Ph.D., our Senior Vice President and Chief Development Officer, owns 0.6% and Jay R. LaMarche, one of our directors, owns 1.6%. These same individuals beneficially own an aggregate of approximately 5.5% of our outstanding common stock. Additionally, Dr. Berger and Mr. LaMarche are the two members comprising the Board of Directors of AGTI. As part of the formation of AGTI, we entered into certain agreements with AGTI to provide for the operations of AGTI. As a result, conflicts of interest exist in dealings between AGTI and us. AGTI is the exclusive licensee of the ARGENT cell-signaling intellectual property from Harvard University and Stanford University and of related technologies from other universities, and owns the intellectual property on our mTOR inhibitors derived from our ARGENT programs, including AP23573, which is in Phase 2 clinical trials for use in cancer and in development for use in drug-delivery stents and other medical devices, and our bone-targeted mTOR inhibitor program. Because of the apparent conflicts of interest, the market may be more inclined to perceive the terms of any transaction between us and AGTI as being unfair to us.

We may not be able to protect our intellectual property relating to our research programs, technologies and products.
      We and our licensors have issued patents and pending patent applications covering research methods useful in drug discovery, new chemical compounds discovered in our drug discovery programs, certain components, configurations and uses of our cell-signaling regulation technologies and products-in-development, methods and materials for manufacturing our products-in-development and other pharmaceutical products and methods and materials for conducting pharmaceutical research. We have an ongoing licensing program to generate revenues from the use of our ARGENT cell-signaling regulation technologies and our NF-kB intellectual property. Pending patent applications may not issue as patents and may not issue in all countries in which we develop, manufacture or sell our products or in countries where others develop, manufacture and sell products using our technologies. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented. In that event, such patents may not afford meaningful protection for our technologies or product candidates, which would materially impact our ability to develop and market our product candidates and to generate licensing revenues from our patent portfolio. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies and compositions that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

We may be unable to develop or commercialize our product candidates, if we are unable to obtain or maintain certain licenses on commercial terms or at all.
      We have entered, and will continue to enter, into agreements, either directly or through AGTI, with third parties to test compounds, blood and tissue samples, which testing may yield new discoveries requiring us to obtain licenses in order to exclusively develop or market new products, alone or in combination with our product candidates, or to develop or market our product candidates for new indications. We have also entered into license agreements for some of our technologies, either directly or through AGTI. We use gene sequences or proteins encoded by those sequences and other biological materials in each of our research programs which are, or may become, patented by others and to which we would be required to obtain licenses in order to develop or market our product candidates. Our inability to obtain any one or more of these licenses, on commercially reasonable terms, or at all, or to circumvent the need for any such license, could cause significant delays and cost increases and materially affect our ability to develop and commercialize our product candidates. Obtaining licenses for these discoveries and technologies may require us to make cumulative royalty payments or other payments to several third parties, potentially reducing amounts paid to us or making the cost of our products commercially prohibitive. Manufacturing of our products may also require licensing technologies and intellectual property from third parties.
      Some of our licenses obligate us to exercise diligence in pursuing the development of product candidates, to make specified milestone payments and to pay royalties. In some instances, we are responsible for the costs of filing and prosecuting patent applications. These licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by the other party upon default by us of our obligations. Our inability or failure to meet our diligence requirements or make any payments required under these licenses would result in a reversion to the licensor of the rights granted which, with respect to the licenses pursuant to which we have obtained exclusive rights, would materially and adversely affect our ability to develop and market products based on our licensed technologies.

Competing technologies may render some or all of our programs or future products noncompetitive or obsolete.
      Many well-known pharmaceutical, healthcare and biotechnology companies, academic and research institutions and government agencies, which have substantially greater capital, research and development capabilities and experience than us or our potential partners, are presently engaged in one or more of the following activities:

•	developing products based on cell signaling, genomics, proteomics, computational chemistry and protein and cellular therapies;

•	conducting research and development programs for the treatment of each of the disease areas in which we are focused; and

•	manufacturing, promoting, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the disease areas in which we or our partner(s) are focused.
      Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. By virtue of having or introducing competitive products on the market before us, these entities may gain a competitive advantage. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. If we are unable to successfully compete in our chosen markets, we will not become profitable.

If our product candidates are not accepted by patients, physicians and insurers, we will not be successful.
      Our success is dependent on the acceptance of our product candidates. Our product candidates may not achieve significant market acceptance among patients, physicians or third-party payors, even if we obtain necessary regulatory and reimbursement approvals. Physicians and health care payors may conclude that any of our product candidates are not safe. Failure to achieve significant market acceptance of our product candidates will harm our business. We believe that recommendations by physicians and health care payors will be essential for market acceptance of any product candidates.

If we are unable to establish sales, marketing and distribution capabilities or to enter into agreements with third parties to do so, we may be unable to successfully market and sell any products.
      We currently have no sales, marketing or distribution capabilities. If we are unable to establish sales, marketing or distribution capabilities either by developing our own sales, marketing and distribution organization or by entering into agreements with others, we may be unable to successfully sell any products that we are able to begin to commercialize. If we are unable to effectively sell our products, our ability to generate revenues will be harmed. We may not be able to hire, in a timely manner, the qualified sales and marketing personnel we need, if at all. In addition, we may not be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot establish sales, marketing and distribution capabilities as we intend, either by developing our own capabilities or entering into agreements with third parties, sales of future products, if any, may be harmed.

If we develop a product for commercial use, a subsequent product liability-related claim or recall could have an adverse effect on our business.
      Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. A product liability-related claim or recall could be detrimental to our business. In addition, except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms, or we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products that we develop.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.
      At December 31, 2004, we had $9.6 million outstanding under a term loan agreement with a bank, pursuant to which we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $13 million, a default of any of which would allow the bank to demand payment of its loan. We currently maintain sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.
Risks Relating to Governmental Approvals

We have limited experience in conducting clinical trials, which may cause delays in commencing and completing clinical trials of our product candidates.
      Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our product candidates in any country. We may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase. These problems could include the possibility that we may not be able to manufacture sufficient quantities of cGMP materials for use in our clinical trials, conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation. If clinical trials of any of our product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any of our products, which would result in increased costs and significant delays in the development and commercialization of our products and could result in the withdrawal of our products from the market after obtaining marketing approval. Our failure to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval for our product candidates prior to marketing.
      To date, we have not submitted a marketing application for any product candidate to the FDA or any foreign regulatory agency, and none of our product candidates have been approved for commercialization in any country. Prior to commercialization, each product candidate would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We may not be able to obtain regulatory approval for any product candidate we develop or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of the product subject to such restrictions. We have limited experience in designing, conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended therapeutic uses, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Furthermore, the regulatory requirements governing our product candidates are uncertain. Uncertainty with respect to the regulatory requirements for all of our product candidates may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven safe and effective, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews. Even if we obtain orphan drug designation by the FDA for one or more of our product candidates, this designation may be challenged by others or may prove to be of no practical benefit.

We will not be able to sell our product candidates, if we or our third-party manufacturers fail to comply with FDA manufacturing regulations.
      Before we can begin to commercially manufacture our product candidates, we must either secure manufacturing in an approved manufacturing facility or obtain regulatory approval of our own manufacturing facility and processes. In addition, the manufacturing of our product candidates must comply with cGMP requirements of the FDA and requirements by regulatory agencies in other countries. These requirements govern, among other things, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from selling such products. Material changes to the manufacturing processes of our products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies.

Even if we bring products to market, we may be unable to effectively price our products or obtain adequate reimbursement for sales of our products, which would prevent our products from becoming profitable.
      If we succeed in bringing our product candidates to the market, they may not be considered cost-effective, and coverage and adequate payments may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement from third-party payors, such as health maintenance organizations and other private insurance plans and governmental programs such as Medicare. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. Similar government pricing controls exist in varying degrees in other countries. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.
Risks Relating to Our Common Stock

Results of our operations and general market conditions for biotechnology stocks could result in the sudden change in the value of our stock.
      As a biopharmaceutical company, we have experienced significant volatility in our common stock. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price. In 2004, our stock price ranged from a high of $13.74 to a low of $3.70. Factors contributing to such volatility include: results and timing of preclinical studies and clinical trials; evidence of the safety or efficacy of pharmaceutical products; the results and timing of product development of stents or other medical devices to deliver AP23573 by our medical device partner(s); announcements of new collaborations; announcements of new equity or debt financings; failure to enter into collaborations; our funding requirements; announcements of technological innovations or new therapeutic products; developments relating to intellectual property rights, including licensing and litigation, including our litigation with Eli Lilly and Company; governmental regulation; healthcare or cost-containment legislation; general market trends for the biotechnology industry and related high-technology industries; the impact of exchange rates for the U.S. Dollar; the impact of changing interest rates and policies of the Federal Reserve; and public policy pronouncements.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”
      Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors.”
      In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to 9,500,000 shares of our common stock in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.
      This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.
      This prospectus may not be used to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.
USE OF PROCEEDS
      We cannot assure you that we will receive any proceeds in connection with shares of common stock offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for our operations and for other general corporate purposes, including, but not limited to, repayment or refinancing of existing indebtedness or other corporate borrowings, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions and repurchases and redemption of our securities. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.
PLAN OF DISTRIBUTION
      We may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.
      We may directly solicit offers to purchase the common stock being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of our common stock.
      If we utilize a dealer in the sale of the common stock being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.
      If we utilize an underwriter in the sale of the common stock being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we, or the purchasers of our common stock for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.
      With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.
      Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of the common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
      The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.
LEGAL MATTERS
      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the common stock offered by this prospectus. Members of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain members of their families and trusts for their benefit own an aggregate of approximately 5,200 shares of our common stock and 89,285 shares of the common stock of AGTI.
EXPERTS
      The financial statements and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at

1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.
      This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.
INCORPORATION OF DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where to Find More Information.” The documents we are incorporating by reference are:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on February 18, 2005, as amended on March 11, 2005 (File No. 000-21696);

(b) Our current reports on Form 8-K filed on January 5, 2005 (Items 1.01 and 2.03), February 1, 2005 (Items 1.01 and 9.01) and February 1, 2005 (Items 8.01 and portions of Item 9.01), as amended on February 2, 2005 (File Nos. 000-21696);

(c) The description of our common stock contained in our registration statement on Form 10 filed on June 25, 1993 (File No. 000-21696);

(d) The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on June 19, 2002 (File No. 000-21696); and

(e) All of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original Registration Statement and prior to the effectiveness of the Registration Statement.
In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.
      Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Investor Relations, ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139-4234. Our telephone number is (617) 494-0400.
      You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

6,000,000 Shares
Common Stock

PROSPECTUS
                               , 2005

Lehman Brothers
Lazard Capital Markets
SG Cowen & Co.